Exhibit 99.1

Lindblad Expeditions Holdings, Inc. Reports

2017 Third Quarter Financial Results

Third Quarter 2017 Highlights:

●	Tour revenues increased 20% to $84.6 million

●	Net income attributable to Lindblad increased 25% to $9.3 million

●	Adjusted EBITDA increased 33% to $23.1 million

●	Lindblad segment Net Yield increased 4% to $1,048 and Occupancy was 91%

NEW YORK, November 7, 2017 – Lindblad Expeditions Holdings, Inc. (NASDAQ: LIND; the “Company” or “Lindblad”), a global provider of expedition cruises and adventure travel experiences, today reported financial results for the quarter ended September 30, 2017.

Sven-Olof Lindblad, President and Chief Executive Officer, said “Lindblad’s strategic investment to expand our capacity to capitalize on the rapidly growing demand for expedition travel has begun to deliver significant returns. Bookings in 2017 are up over 30% versus a year ago and the Company delivered strong third quarter financial growth fueled by the July launch of our first new-build vessel, the National Geographic Quest, while at the same time maintaining high occupancy levels across our existing fleet. This is only the first step in expanding our inventory and we are well under way on construction of her sister ship, the National Geographic Venture, which will be delivered in the fourth quarter of 2018. We also announced this morning that we have signed a contract for a new, state-of-the-art, polar ice class vessel. This contract includes options for two additional ships and these vessels will enable us to further immerse our guests in unique and authentic itineraries and broaden our ability to build additional shareholder value in the years to come.”

THIRD QUARTER RESULTS

Tour Revenues

Third quarter tour revenues of $84.6 million increased $13.8 million, or 20%, as compared to the same period in 2016. The increase was driven by $11.3 million of additional contributions from the Lindblad segment and a $2.5 million increase at Natural Habitat. The third quarter of 2017 also included the cancellation of four highly booked voyages on the National Geographic Quest due to a delay in the launch of the vessel. Excluding the impact of these voyage cancellations and additional insurance proceeds received related to the National Geographic Orion, the Company estimates that total tour revenues would have increased 24% over the prior year period to $87.4 million.

1

Lindblad segment tour revenues of $67.5 million increased 20% compared to the third quarter a year ago primarily due to an $11.6 million increase in ticket revenue, mostly related to the launch of the National Geographic Quest in July of 2017. The growth in ticket revenue also reflects a 4% increase in Net Yield to $1,048, due to increased pricing and changes in itineraries, as well as Occupancy of 91%, which was in line with the same period a year ago. Available Guest Nights increased by 16% primarily due to the addition of the National Geographic Quest to the fleet and from the cancellation of a voyage on the National Geographic Orion in the third quarter of 2016. Excluding the impact of the National Geographic Quest cancellations and additional insurance proceeds received related to the National Geographic Orion, the Company estimates that Lindblad segment tour revenue would have increased 25% over the prior year period to $70.3 million.

Natural Habitat revenues of $17.1 million increased 17% primarily due to higher ticket revenue from additional guests in the current year.

Net Income

Net income attributable to Lindblad for the third quarter was $9.3 million, $0.20 per diluted share, as compared with net income attributable to Lindblad of $7.4 million, $0.16 per diluted share, in the third quarter of 2016. The $1.9 million improvement was primarily due to the higher operating results as well as lower depreciation and amortization due mainly to the accelerated depreciation associated with the retirement of the National Geographic Endeavour a year ago. The third quarter of 2017 also includes $1.7 million of additional stock-based compensation expense primarily related to grants under the 2016 CEO Share Allocation Plan, which provides our CEO the ability to transfer shares from his existing holdings in the Company to eligible employees, as well as $1.4 million in executive severance expense.

Adjusted EBITDA

Third quarter Adjusted EBITDA of $23.1 million increased $5.7 million, or 33%, as compared to the same period in 2016. The increase was due to $4.5 million of additional contributions from the Lindblad segment and a $1.2 million increase at Natural Habitat. Excluding the impact of the voyage cancellations and insurance proceeds, the Company estimates that Adjusted EBITDA would have increased 46% over the prior year period to $25.3 million.

Lindblad segment Adjusted EBITDA of $21.3 million increased 27% compared to the third quarter a year ago primarily due to the revenue growth partially offset by increased costs related to the launch of the National Geographic Quest. Excluding the impact of the voyage cancellations and insurance proceeds, the Company estimates that Lindblad segment Adjusted EBITDA would have increased 40% over the prior year period to $23.5 million.

2

Natural Habitat Adjusted EBITDA of $1.8 million increased $1.2 million compared to the third quarter a year ago primarily due to the revenue growth partially offset by higher cost of tours from additional guests and increased personnel costs.

	For the Three Months Ended				For the Nine Months Ended
	September 30,				September 30,
(In thousands)	2017	2016	Change	%	2017	2016*	Change	%

Tour revenues:
Lindblad	$67,451	$56,175	$11,276	20%	$167,891	$165,936	$1,955	1%
Natural Habitat	17,133	14,599	2,534	17%	35,392	20,282	15,110	74%
Total tour revenues	$84,584	$70,774	$13,810	20%	$203,283	$186,218	$17,065	9%
Impact of voyage cancellations	2,860	-	2,860	NA	12,478	-	12,478	NA
Total tour revenues excluding voyage cancellations	$87,444	$70,774	$16,670	24%	$215,761	$186,218	$29,543	16%
Operating (loss) income:
Lindblad	$12,070	$9,863	$2,207	22%	$12,386	$19,038	$(6,652)	(35%)
Natural Habitat	1,479	306	1,173	383%	873	(488)	1,361	(279%)
Total operating income	13,549	10,169	3,380	33%	13,259	18,550	(5,291)	(29%)
Impact of voyage cancellations	1,981	-	1,981	NA	8,923	-	8,923	NA
Total operating income excluding voyage cancellations	$15,530	$10,169	$5,360	53%	$22,182	$18,550	$3,632	20%

Adjusted EBITDA:
Lindblad	$21,276	$16,741	$4,535	27%	$36,766	$40,117	$(3,351)	(8%)
Natural Habitat	1,838	625	1,213	194%	1,896	42	1,854	NA
Total adjusted EBITDA	23,114	17,366	5,748	33%	38,662	40,159	(1,497)	(4%)
Impact of voyage cancellations	2,230	-	2,230	NA	9,172	-	9,172	NA
Total adjusted EBITDA excluding voyage cancellations	$25,344	$17,366	$7,978	46%	$47,834	$40,159	$7,675	19%

* 2016 results for Natural Habitat represent activity from the acquisition date of May 2016 through September 30, 2016.

The impact of the cancelled voyages on tour revenues was calculated as booked tour revenue at the time of cancellation less insurance proceeds. The impact of the cancelled voyages on operating income and Adjusted EBITDA was calculated as booked tour revenue at the time of cancellation less insurance proceeds and estimated operating costs.

Liquidity

The Company’s cash and cash equivalents were $112.3 million as of September 30, 2017, as compared with $135.4 million as of December 31, 2016. The decrease primarily reflects purchases of property and equipment of $44.0 million, mostly for the construction of the two new coastal vessels, and $6.2 million used to repurchase stock and warrants, partially offset by $29.4 million in net cash provided by operating activities due in large part to advanced bookings for future travel.

Free cash flow use was $14.6 million for the nine months ended September 30, 2017 as compared with a use of $34.9 million in the same period of 2016. The improved results reflect the increased operating performance, higher bookings for future travel and lower capital expenditures for new vessels. Free cash flow is defined as net cash provided by operating activities less purchases of property and equipment.

LINDBLAD FLEET ACTIVITIES

The Company expanded its travel offerings in July 2017 with the launch of the National Geographic Quest, which sailed in Alaska and British Columbia during the summer before voyaging to Costa Rica and Panama for the winter season. The Company’s second new-build coastal vessel, the National Geographic Venture, is currently expected to launch in the fourth quarter of 2018.

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Following the quarter, the Company announced that it had signed a contract with Ulstein Verft to build a new polar ice class vessel for delivery in January 2020, with potential accelerated delivery to November 2019. This state-of-the-art vessel will join the National Geographic Explorer and National Geographic Orion as the third ice class ship in the Lindblad National Geographic fleet, with the ability to voyage anywhere around the globe and specializing in polar travel.  She will be capable of exploring deep into the Antarctic and Arctic waters, and will be built with the Ulstein X-BOW® design allowing for greater comfort and speed through rough waters. The contract with Ulstein Verft also includes options to build two additional polar ice class vessels, the first for delivery twelve months after the initial vessel and the second for delivery twelve months thereafter.

STOCK AND WARRANT REPURCHASE PLAN

The Company has a $35.0 million stock and warrant repurchase plan in place which authorizes the Company to purchase from time to time the Company’s outstanding stock and warrants through open market repurchases and/or in privately negotiated transactions based on market and business conditions, applicable legal requirements and other factors. There were no purchases during the third quarter and as of November 6, 2017, the Company had repurchased 5.4 million warrants and 855,776 shares under the plan for a total of $22.2 million and had $12.8 million remaining under the plan. As of November 3, 2017, there were 45.4 million common shares and 10.7 million warrants outstanding.

FINANCIAL OUTLOOK

The Company’s current expectations for the full year 2017 are as follows:

●	Tour revenues of $266 - $270 million

●	Adjusted EBITDA of $42 - $44 million

This outlook includes the estimated $3.6 million revenue impact and $3.0 million Adjusted EBITDA impact associated with the cancellation of four voyages during the third quarter due to the delayed launch of the National Geographic Quest. The current outlook also includes the estimated $8.9 million revenue impact and estimated $6.2 million Adjusted EBITDA impact associated with the first quarter cancellation of four voyages on the National Geographic Orion and two voyages on the National Geographic Sea Lion for necessary repairs. As of October 31, 2017, the Lindblad segment had 99% of full year 2017 projected guest ticket revenues on the books versus 101% of full year 2016 revenue at the same time last year. Overall, bookings thus far in 2017 have increased over 30% compared with the same period a year ago. The Company continues to anticipate it will achieve its long-range revenue and Adjusted EBITDA targets.

NON-GAAP FINANCIAL MEASURES

The Company uses a variety of operational and financial metrics, including non-GAAP financial measures such as Adjusted EBITDA, Occupancy, Net Yields and Net Cruise Costs, to enable it to analyze its performance and financial condition. The Company utilizes these financial measures to manage its business on a day-to-day basis and believes that they are the most relevant measures of performance. Some of these measures are commonly used in the cruise and tourism industry to evaluate performance. The Company believes these non-GAAP measures provide expanded insight to assess revenue and cost performance, in addition to the standard GAAP-based financial measures. There are no specific rules or regulations for determining non-GAAP measures, and as such, they may not be comparable to measures used by other companies within the industry.

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The presentation of non-GAAP financial information should not be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The definitions of non-GAAP financial measures along with a reconciliation of non-GAAP financial information to GAAP are included in the supplemental financial schedules beginning on page 10.

Conference Call Information

The Company has scheduled a conference call at 8:30 a.m. Eastern Time on November 7, 2017 to discuss the earnings of the Company. The conference call can be accessed by dialing (844) 378-6487 (United States), (855) 669-9657 (Canada) or (412) 542-4182 (outside the U.S.). A replay of the call will be available at the Company’s investor relations website, http://www.investors.expeditions.com.

About Lindblad Expeditions Holdings, Inc.

Lindblad Expeditions Holdings, Inc. is an expedition travel company that focuses on ship-based voyages through its Lindblad Expeditions brand and on land-based travel through its subsidiary, Natural Habitat Adventures, an adventure travel and ecotourism company with a focus on responsible nature travel.

Lindblad Expeditions works in partnership with National Geographic to inspire people to explore and care about the planet. The organizations work in tandem to produce innovative marine expedition programs and to promote conservation and sustainable tourism around the world. The partnership’s educationally oriented voyages allow guests to interact with and learn from leading scientists, naturalists and researchers while discovering stunning natural environments, above and below the sea, through state-of-the-art exploration tools.

Natural Habitat partners with the World Wildlife Fund to offer and promote conservation and sustainable travel that directly protects nature. Natural Habitat’s adventures include polar bear tours in Churchill, Canada, Alaskan grizzly bear adventures and African safaris.

Forward Looking Statements

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include the Company’s financial projections and may also generally be identified as such because the context of such statements will include words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or words of similar import. Similarly, statements that describe the Company’s financial guidance or future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause results to differ materially from those expected, including, but not limited to, the following: (i) changes adversely affecting the business in which the Company is engaged; (ii) management of the Company’s growth and its ability to execute on its planned growth; (iii) general economic conditions; (iv) the Company’s business strategy and plans; (v) unscheduled disruptions in our business due to weather events, mechanical failures, or other events; (vi) compliance with laws and regulations; (vii) compliance with the financial and/or operating covenants in the Company’s Second amended and restated credit agreement; (viii) adverse publicity regarding the cruise industry in general; (ix) loss of business due to competition; (x) the result of future financing efforts; (xi) the inability to meet revenue and Adjusted EBITDA projections; and (xii) those risks described in the Company’s filings with the SEC. Stockholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release and the Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. More detailed information about factors that may affect the Company’s performance may be found in its filings with the SEC, which are available at http://www.sec.gov or at http://www.expeditions.com in the Investor Relations section of the Company’s website.

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LINDBLAD EXPEDITIONS HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	As of
	September 30, 2017	December 31, 2016
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$112,316	$135,416
Restricted cash and marketable securities	8,704	9,015
Inventories	1,783	1,665
Marine operating supplies	4,539	4,142
Prepaid expenses and other current assets	22,887	20,782
Total current assets	150,229	171,020

Property and equipment, net	219,498	186,236
Goodwill	22,105	22,105
Intangibles, net	9,948	11,132
Other long-term assets	10,831	13,090
Deferred tax assets	7,916	4,118
Total assets	$420,527	$407,701

LIABILITIES
Current Liabilities:
Unearned passenger revenues	$99,740	$91,501
Accounts payable and accrued expenses	23,810	30,662
Long-term debt - current	1,750	1,750
Total current liabilities	125,300	123,913

Long-term debt, less current portion	164,165	164,128
Other long-term liabilities	703	681
Total liabilities	290,168	288,722

COMMITMENTS AND CONTINGENCIES

REDEEMABLE NONCONTROLLING INTEREST	5,319	5,170

STOCKHOLDERS’ EQUITY
Preferred stock, $0.0001 par value, 1,000,000 shares authorized; 0 shares issued and outstanding	-	-
Common stock, $0.0001 par value, 200,000,000 shares authorized; 45,155,621 and 45,659,762 issued and outstanding as of September 30, 2017, and December 31, 2016, respectively	5	5
Additional paid-in capital	45,213	43,097
Retained earnings	79,822	70,707
Total stockholders’ equity	125,040	113,809
Total liabilities, redeemable noncontrolling interest and stockholders’ equity	$420,527	$407,701

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 LINDBLAD EXPEDITIONS HOLDINGS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income

(In thousands, except share and per share data)

(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2017	2016	2017	2016

Tour revenues	$84,584	$70,774	$203,283	$186,218

Cost of tours	38,480	32,446	99,780	87,111
Gross profit	46,104	38,328	103,503	99,107

Operating expenses:
General and administrative	16,526	12,915	46,710	36,740
Selling and marketing	11,676	10,164	31,521	29,294
Depreciation and amortization	4,354	5,080	12,012	14,523
Total operating expenses	32,556	28,159	90,243	80,557

Operating income	13,548	10,169	13,260	18,550

Other income (expense):
Gain (loss) on foreign currency	224	(5)	1,047	(291)
Other income (expense)	59	(38)	(97)	(38)
Interest expense, net	(2,802)	(2,476)	(7,192)	(7,914)
Total other expense	(2,519)	(2,519)	(6,242)	(8,243)

Income before income taxes	11,029	7,650	7,018	10,307

Income tax expense (benefit)	1,586	203	(473)	(3,113)

Net income	9,443	7,447	7,491	13,420

Net income (loss) attributable to noncontrolling interest	165	29	149	(119)

Net income attributable to Lindblad	$9,278	$7,418	$7,342	$13,539

Common stock
Net income available to common stockholders	$9,278	$7,418	$7,342	$13,539

Weighted average shares outstanding
Basic	44,457,656	45,776,443	44,528,878	45,639,608
Diluted	45,718,513	46,541,257	45,609,560	46,329,880

Net income per share attributable to Lindblad
Basic	$0.21	$0.16	$0.16	$0.30
Diluted	$0.20	$0.16	$0.16	$0.29

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LINDBLAD EXPEDITIONS HOLDINGS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	For the Nine Months Ended September 30,
	2017	2016
Cash Flows From Operating Activities
Net income	$7,491	$13,420
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	12,012	14,523
Amortization of National Geographic fee	2,180	2,180
Amortization of debt discount, deferred financing and other, net	1,662	2,582
Stock-based compensation	9,464	3,982
Deferred income taxes	(2,017)	(3,709)
(Gain) loss on currency translation	(1,047)	291
Changes in operating assets and liabilities
Inventories and marine operating supplies	(516)	1,505
Prepaid expenses and other current assets	(1,087)	1,098
Unearned passenger revenues	8,062	(8,620)
Other long-term assets	192	(3,159)
Other long-term liabilities	14	22
Accounts payable and accrued expenses	(6,964)	(8,430)
Net cash provided by operating activities	29,446	15,685

Cash Flows From Investing Activities
Acquisition of Natural Habitat, Inc., net of $4,904 cash acquired	-	(9,946)
Purchases of property and equipment	(44,089)	(50,598)
Redemption (purchase) of restricted cash and marketable securities	311	(1,907)
Net cash used in investing activities	(43,778)	(62,451)

Cash Flows From Financing Activities
Payment of deferred financing costs	(312)	(1,565)
Repayments of long-term debt	(1,312)	(1,312)
Repurchase of employee shares as part of cashless exercise of options or vesting of restricted shares for tax purposes	(1,182)	(2,695)
Repurchase of warrants and common shares	(6,166)	(5,420)
Net cash used in financing activities	(8,972)	(10,992)
Effect of exchange rate changes on cash	204	(128)

Net decrease in cash and cash equivalents	(23,100)	(57,886)

Cash and cash equivalents as of beginning of period	135,416	206,903

Cash and cash equivalents as of end of period	$112,316	$149,017

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$7,841	$7,427
Income taxes	$965	$992

Non-cash investing and financing activities:
Additional paid-in capital exercise proceeds of option shares	$168	$1,123
Additional paid-in capital exchange proceeds used for option shares	(168)	(1,123)

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LINDBLAD EXPEDITIONS HOLDINGS, INC. AND SUBSIDIARIES
Supplemental Financial Schedules
(In thousands, except guest metrics)

(Unaudited)

Reconciliation of Net Income to Adjusted EBITDA

Consolidated

(In thousands)	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2017	2016	2017	2016 *
Net income	$9,443	$7,447	$7,491	$13,420
Income tax expense (benefit)	1,586	203	(473)	(3,113)
Interest expense, net	2,802	2,476	7,192	7,914
Depreciation and amortization	4,354	5,080	12,012	14,523
Gain (loss) on foreign currency	(224)	5	(1,047)	291
Other (income) expense, net	(59)	38	97	38
Stock-based compensation	3,057	1,359	9,464	3,982
National Geographic fee amortization	727	727	2,180	2,180
Reorganization costs	29	-	346	-
Acquisition-related expenses	-	31	-	924
Executive severance costs	1,400	-	1,400	-
Adjusted EBITDA - Consolidated	23,114	17,366	38,662	40,159
Impact of voyage cancellations	2,230	-	9,172	-
Adjusted EBITDA - Consolidated excluding impact of voyage cancellations	$25,344	$17,366	$47,834	$40,159

* 2016 results for Natural Habitat represent activity from the acquisition date of May 2016 through September 30, 2016.

Reconciliation of Operating Income to Adjusted EBITDA

Lindblad Segment

(In thousands)	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2017	2016	2017	2016
Operating income	$12,070	$9,863	$12,387	$19,038
Depreciation and amortization	3,994	4,761	10,989	13,993
Stock-based compensation	3,057	1,359	9,464	3,982
National Geographic fee amortization	727	727	2,180	2,180
Reorganization costs	29	-	346	-
Acquisition-related expenses	-	31	-	924
Executive severance costs	1,400	-	1,400	-
Adjusted EBITDA - Lindblad segment	21,276	16,741	36,766	40,117
Impact of voyage cancellations	2,230	-	9,172	-
Adjusted EBITDA - Lindblad segment excluding impact of voyage cancellations	$23,506	$16,741	$45,938	$40,117

Reconciliation of Operating Income to Adjusted EBITDA

Natural Habitat Segment

(In thousands)	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2017	2016	2017	2016*
Operating income (loss)	$1,478	$306	$873	$(488)
Depreciation and amortization	360	319	1,023	530
Adjusted EBITDA - Natural Habitat segment	$1,838	$625	$1,896	$42

* 2016 results for Natural Habitat represent activity from the acquisition date of May 2016 through September 30, 2016.

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LINDBLAD EXPEDITIONS HOLDINGS, INC. AND SUBSIDIARIES
Supplemental Financial Schedules
(In thousands, except guest metrics)
(Unaudited)

Reconciliation of Free Cash Flow to Net Cash Provided by Operating Activities

(In thousands)	For the Nine Months Ended September 30,
	2017	2016

Net cash provided by operating activities	$29,446	$15,685
Less: purchases of property and equipment	(44,089)	(50,598)
Free Cash Flow	$(14,643)	$(34,913)

Guest Metrics - Lindblad Segment

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2017	2016	2017	2016
Available Guest Nights	56,398	48,595	142,291	141,665
Guest Nights Sold	51,122	44,139	124,951	129,633
Occupancy	90.6%	90.8%	87.8%	91.5%
Maximum Guests	7,518	6,177	17,727	17,118
Number of Guests	6,846	5,632	15,758	15,742
Voyages	97	84	244	231

Calculation of Gross Yield and Net Yield - Lindblad Segment

(In thousands, except for Available Guest Nights, Gross and Net Yield)	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2017	2016	2017	2016
Guest ticket revenues	$61,715	$50,089	$147,504	$146,613
Other tour revenues	5,736	6,086	20,387	19,323
Tour Revenues	67,451	56,175	167,891	165,936
Less: Orion Insurance Proceeds	(248)	-	(2,148)	-
Adjusted Tour Revenues	67,203	56,175	165,743	165,936
Less: Commissions	(4,559)	(3,957)	(12,321)	(11,725)
Less: Other tour expenses	(3,532)	(3,211)	(10,622)	(11,757)
Net Revenue	$59,112	$49,007	$142,800	$142,454
Available Guest Nights	56,398	48,595	142,291	141,665
Gross Yield	$1,192	$1,156	$1,165	$1,171
Net Yield	1,048	1,008	1,004	1,006

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LINDBLAD EXPEDITIONS HOLDINGS, INC. AND SUBSIDIARIES
Supplemental Financial Schedules
(In thousands, except guest metrics)
(Unaudited)

Calculation of Net Cruise Cost Metrics - Lindblad Segment

(In thousands, except for Available Guest Nights, Gross and Net Cruise Cost)	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2017	2016	2017	2016
Cost of tours	$27,374	$22,239	$76,915	$72,632
Plus: Selling and marketing	10,358	8,848	28,629	27,511
Plus: General and administrative	13,656	10,464	38,972	32,762
Gross Cruise Cost	51,388	41,551	144,516	132,905
Less: Commission expense	(4,559)	(3,957)	(12,321)	(11,725)
Less: Other tour expenses	(3,532)	(3,211)	(10,622)	(11,757)
Net Cruise Cost	43,297	34,383	121,573	109,423
Less: Fuel expense	(1,894)	(1,645)	(4,858)	(5,307)
Net Cruise Cost Excluding Fuel	41,403	32,738	116,715	104,116
Non-GAAP Adjustments:
Stock-based compensation	(3,057)	(1,359)	(9,464)	(3,982)
National Geographic fee amortization	(727)	(727)	(2,180)	(2,180)
Acquisition-related expenses	-	(31)	-	(924)
Executive severance costs	(1,400)	-	(1,400)	-
Adjusted Net Cruise Cost Excluding Fuel	$36,220	$30,621	$103,671	$97,030
Adjusted Net Cruise Cost	$38,114	$32,266	$108,529	$102,337
Available Guest Nights	56,398	48,595	142,291	141,665
Gross Cruise Cost per Available Guest Night	$911	$855	$1,016	$938
Net Cruise Cost per Available Guest Night	768	708	854	772
Net Cruise Cost Excl. Fuel per Available Guest Night	734	674	820	735
Adj. Net Cruise Cost Excl. Fuel per Avail. Guest Night	642	630	729	685
Adjusted Net Cruise Cost per Available Guest Night	676	664	763	722

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Operational and Financial Metrics

Adjusted EBITDA is net income (loss) excluding depreciation and amortization, net interest expense, other income (expense), and income tax benefit (expense), and other supplemental adjustments. Other supplemental adjustments include certain non-operating items such as stock-based compensation, executive severance costs, the National Geographic fee amortization, merger-related expenses, and acquisition-related expenses. The Company believes Adjusted EBITDA, when considered along with other performance measures, is a useful measure as it reflects certain operating drivers of the business, such as sales growth, operating costs, selling and administrative expense, and other operating income and expense. The Company believes Adjusted EBITDA helps provide a more complete understanding of the underlying operating results and trends and an enhanced overall understanding of the Company’s financial performance and prospects for the future. While Adjusted EBITDA is not a recognized measure under GAAP, management uses this financial measure to evaluate and forecast business performance. Adjusted EBITDA is not intended to be a measure of liquidity or cash flows from operations or a measure comparable to net income as it does not take into account certain requirements, such as unearned passenger revenues, capital expenditures and related depreciation, principal and interest payments, and tax payments. The Company’s use of Adjusted EBITDA may not be comparable to other companies within the industry.

The following metrics apply to the Lindblad segment:

Adjusted Net Cruise Cost represents Net Cruise Cost adjusted for Non-GAAP other supplemental adjustments which include certain non-operating items such as stock-based compensation, the National Geographic fee amortization, merger-related expenses, and acquisition-related expenses.

Available Guest Nights is a measurement of capacity and represents double occupancy per cabin (except single occupancy for a single capacity cabin) multiplied by the number of cruise days for the period. The Company also records the number of guest nights available on its limited land programs in this definition.

Gross Cruise Cost represents the sum of cost of tours plus merger-related expenses, selling and marketing expense, and general and administrative expense.

Gross Yield represents tour revenues less insurance proceeds divided by Available Guest Nights.

Guest Nights Sold represents the number of guests carried for the period multiplied by the number of nights sailed within the period.

Maximum Guests is a measure of capacity and represents the maximum number of guests in a period and is based on double occupancy per cabin (except single occupancy for a single capacity cabin).

Net Cruise Cost represents Gross Cruise Cost excluding commissions and certain other direct costs of guest ticket revenues and other tour revenues.

Net Cruise Cost Excluding Fuel represents Net Cruise Cost excluding fuel costs.

Net Revenue represents tour revenues less insurance proceeds, commissions and direct costs of other tour revenues.

Net Yield represents Net Revenue divided by Available Guest Nights.

Number of Guests represents the number of guests that travel with the Company in a period.

Occupancy is calculated by dividing Guest Nights Sold by Available Guest Nights.

Voyages represent the number of ship expeditions completed during the period.

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